UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

HOLDCO OPPORTUNITIES FUND III, L.P. HOLDCO ASSET MANAGEMENT, LP VM GP VII LLC VM GP II LLC VIKARAN GHEI MICHAEL ZAITZEFF JEITA L. DENG MERRIE S. FRANKEL LAURIE M. SHAHON
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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HoldCo Opportunities Fund III, L.P. (“HoldCo Fund”), together with the participants named herein (collectively, “HoldCo”), intends to file a preliminary proxy statement with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), and has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes to oppose the merger between the Company and SVB Financial Group, a Delaware corporation, at the special meeting of shareholders of the Company to be held virtually on April 27, 2021.

Item 1: On April 15, 2021, HoldCo issued the following press release:

HoldCo Comments on ISS Report Regarding Proposed Boston Private / SVB Merger

ISS Highlights Significant Concerns Around Transaction Process and Valuation

Notes that Shareholders “Could Reasonably Choose to Reject the Deal”

This Press Release and Additional Materials Available at www.BPValue.com

NEW YORK – April 15, 2021 – HoldCo Asset Management, LP and its managed funds (collectively, "HoldCo"), which own 4,049,816 shares of common stock of Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) ("Boston Private," "BPFH," or the "Company"), representing approximately 4.9% of the Company’s outstanding shares, today issued the following statement in response to a “cautionary” report by Institutional Investor Services Inc. (“ISS”) regarding BPFH’s planned merger (the “Merger”) with SVB Financial Group (“SVB”).

“ISS’s rare “cautionary support” recommendation for the Merger gives significant credence to the concerns we have expressed. Further, in its report ISS makes numerous points that would seem to support a vote against the Merger.

We continue to believe that shareholders would be better off under any scenario other than the Merger. Shareholders should not vote in favor of a transaction that is the product of a non-existent sales process and highly conflicted negotiations, and that grossly undervalues the Company. Voting against the Merger will allow a competitive and comprehensive sales process to take place – one that could be supervised by a stronger, more independent Board that would include our three highly-qualified director nominees.”

In its report, ISS wrote the following regarding the proposed Merger (HoldCo emphasis added):1

“Our analysis points to several conclusions: 1) Is the deal opportunistic? Probably, as evidenced by the valuation gap between the two companies when the deal was struck. 2) Can the buyer afford to pay more, as the dissident suggests? Most likely, given the size of the transaction relative to SIVB's market cap, the benefits of the deal for the acquirer, and possible levers, such the current lack of any TBV earnback period. 3) Is the immediate downside risk of rejecting the deal material? Probably not, as evidenced by the recent appreciation of the index and relevant peers. Given these factors, certain shareholders may opt to reject the transaction as a limited-risk option to elicit an improved offer.”

1 Permission to quote from the ISS report was neither sought nor obtained. Emphases added.

ISS further acknowledges that SVB is unlikely to walk away from the Merger given the strategic importance of BPFH to SVB should BPFH shareholders vote against it:

“SIVB may also be hesitant to walk away from what seems to be a highly strategic transaction that offers the opportunity to accelerate the growth of its private banking and wealth management businesses to capitalize on a significant but yet untapped opportunity in its customer base. BPFH has significantly invested in the technology of its wealth management platform, which can be quickly applied across the combined company, allowing SIVB to avoid having to build out its own platform.”

“SIVB's current high valuation, attractive metrics from both an EPS accretion and TBV dilution standpoint, positive market reaction, the strong strategic nature of the deal, and uncertainty surrounding SIVB's timeline to build a competing product offering suggest that it would be easier for SIVB to consider increasing the offer rather than walking away in the event that BPFH shareholders reject the proposed terms.”

“SIVB may be hesitant to walk away from what seems to be a highly strategic combination. SIVB has stated that the merger accelerates the growth of its private banking and wealth management businesses. BPFH offers a broader private banking product set than SIVB, including advisory services and banking services. Additionally, BPFH's wealth management business has an AUM of $16.3 billion, more than ten times larger than SIVB's wealth management AUM of $1.4 billion…Both parties have presented the merger as a "plug and play" opportunity for SIVB, indicating quick adoption of BPFH's digital platforms across the combined company, allowing SIVB to avoid having to build out its own digital wealth management platform with an uncertain time and cost to do so.”

Moreover, ISS succinctly echoes HoldCo’s view that rejecting the Merger based on the current terms is an asymmetric risk/reward that provides far more upside than downside:

“For shareholders unconvinced by the sales process and dissatisfied with the value of the offer, the broader market performance since announcement may indicate that the immediate downside risk of non-approval may be somewhat limited.”

“It also appears that SIVB could arguably raise its offer by reducing the transaction costs and/or by increasing the cost synergies and still maintain an acceptable TBV dilution earnback period.”

“The highest exchange ratio would have implied a price of $13.79 at announcement, and approximately $17.44 as of April 9, 2021 given the increase in SIVB's share price. These factors may be seen as a sign that SIVB can not only afford to increase its offer for BPFH, but was willing to pay a higher price during negotiations.”

Finally, ISS questions the conflict-ridden sales process conducted by BPFH and calls out the heavy involvement of BPFH CEO Anthony DeChellis, who stands to earn more in his future role with SVB:

“Management's assertion that banks typically do not engage in competitive sales processes seems primarily applicable to mergers of equals. In that sense, a market check or limited auction could have provided more comfort to shareholders, particularly given the fact that the sales process, as described in the proxy, leaves the impression that the company was not as responsive to outreach from potential bidders as shareholders may have preferred.”

“The dissident points to DeChellis' employment agreement with SIVB and the significant retention bonuses to other BPFH executives as evidence that BPFH favored SIVB as a potential acquiror. While the board has stated that negotiations with SIVB were led by Chairman Waters and independent director Furlong, the presence of DeChellis throughout the negotiations raises doubts that could have been avoided had the board created a committee of disinterested directors to lead negotiations.”

HoldCo believes that shareholders who take the time to read the ISS report will invariably draw the conclusion that ISS’s “cautionary support” for the Merger provides numerous, well-reasoned arguments for rejecting the deal. We believe BPFH shareholders should do just that.

About HoldCo Asset Management

HoldCo Asset Management, LP is an investment adviser located in New York City. HoldCo was founded by Vik Ghei and Misha Zaitzeff. HoldCo currently has over $1 billion in regulatory assets under management.

HoldCo is being represented by the law firm Olshan Frome Wolosky LLP.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

HoldCo Opportunities Fund III, L.P. (“HoldCo Fund”), together with the participants named herein (collectively, “HoldCo”), intends to file a preliminary proxy statement with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), and has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes to oppose the merger between the Company and SVB Financial Group, a Delaware corporation, at the special meeting of shareholders of the Company to be held virtually on April 27, 2021.

HOLDCO STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ EACH THE PROXY STATEMENTS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATIONS WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The Participants in the proxy solicitation with regard to the Annual Meeting are anticipated to be HoldCo Fund, VM GP VII LLC (“VM GP VII”), HoldCo Asset Management, LP (“HoldCo Asset Management”), VM GP II LLC (“VM GP II”), Vikaran Ghei, Michael Zaitzeff, Jeita L. Deng, Merrie S. Frankel and Laurie M. Shahon. The Participants in the proxy solicitation with regard to the Special Meeting are anticipated to be HoldCo Fund, VM GP VII, HoldCo Asset Management, VM GP II, Vikaran Ghei and Michael Zaitzeff.

As of the date hereof, HoldCo Fund directly owned 4,049,816 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”). As the general partner of HoldCo Fund, VM GP VII may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As the investment manager of HoldCo Fund, HoldCo Asset Management may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As the general partner of HoldCo Asset Management, VM GP II may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As Members of each of VM GP VII and VM GP II, each of Messrs. Ghei and Zaitzeff may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As of the date hereof, none of Mses. Deng, Frankel or Shahon beneficially own any securities of the Company.

Contacts

Investor:

John Ferguson / Joe Mills

Saratoga Proxy Consulting LLC

(212) 257-1311

info@saratogaproxy.com

Media:

Dan Zacchei / Joe Germani

Sloane & Company

Dzacchei@sloanepr.com / JGermani@sloanepr.com

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Item 2: On April 15, 2021, HoldCo posted the following materials to https://bpvalue.com/:

Item 3: On April 15, 2021, HoldCo sent the following email to shareholders of the Company:

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I’m linking our press release1 regarding the ISS report that came out yesterday with “cautionary support” for the BPFH/SVB merger.  As you may be aware, a “cautionary” recommendation from ISS is very rare and, in our view, lends significant credence to the concerns we have expressed.

If you read through the full report (or our press release excerpts), ISS makes numerous points that support a vote against the merger due to what we believe was a non-existent sales process and highly conflicted negotiation that resulted in a price that grossly undervalues BPFH.

In our view, ISS’s conclusion that shareholders “could reasonably choose to reject the deal, particularly given the likelihood that SIVB has more to gain by improving its offer than by abandoning the deal” speaks for itself.

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1 https://www.businesswire.com/news/home/20210415005576/en/HoldCo-Comments-on-ISS-Report-Regarding-Proposed-Boston-Private-SVB-Merger